Exhibit 21

SUBSIDIARIES

     The company has a wholly-owned subsidiary, WaveRider Communications (Australia) Pty Ltd. (formerly ADE Network Technology Pty Ltd.) ACN 006 395 026, incorporated under the laws of the State of Victoria, Australia on April 1, 1985

     The company has a wholly-owned subsidiary, WaveRider Communications (USA) Inc. (formerly TTI Merger, Inc.), incorporated under the laws of the State of Nevada, on May 19, 1999.

     The  company  has  a  wholly-owned   subsidiary,   Avendo   Wireless  Inc.,
incorporated under the laws of the Province of Ontario, Canada the 28th day of February, 2001 under no. 1465859.

     The company has a wholly-owned subsidiary, WaveRider Communications (Canada) Inc. (formerly Major Wireless Communications Inc.), incorporated under the laws of the Province of British Columbia, Canada the 9th day of October, 1996 under no. 0528772.

     WaveRider Communications (Canada) Inc. has a wholly-owned subsidiary, JetStream Internet Services Inc., incorporated under the laws of the Province of British Columbia, Canada the 29th day of July, 1997, under no. 0547668.